Exhibit 99.1

In a Clinical Alcohol Interaction Study Egalet-002, an Abuse-Deterrent, Extended-Release Oxycodone Product Candidate, Did Not Induce Alcohol Dose Dumping-—an Important Attribute Given Alcohol Use Seen with Chronic Pain Patients

Wayne, Penn.— June 4, 2015 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and marketing innovative pain treatments, today announced top-line results from a randomized, four-way crossover alcohol-interaction study in healthy male and female moderate drinkers with Egalet-002, an abuse-deterrent, extended-release, oral oxycodone-based product in development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Topline results from this clinical study demonstrated that Egalet-002 did not dose dump or rapidly release the drug in a shorter period of time after being administered with different concentrations of alcohol.

With almost 30% of individuals living with chronic pain using alcohol to alleviate pain, it is important that extended release opioids do not dose dump when used in the presence of alchohol(1). The primary objective of the study was to evaluate the effect of alcohol administration in varying concentrations on the pharmacokinetic (PK) parameters of an 80 mg dose of Egalet-002 under naltrexone blockade. This study was conducted to characterize the effects of alcohol on Egalet-002, an important safety issue that must be evaluated for an extended-release, long acting opioid product in development.

“Given that individuals who are prescribed opioids to treat their chronic pain may also consume alcohol at the same time, it is important that there is no significant interaction with alcohol for an extended-release opioid product,” said Jeff Dayno, MD, chief medical officer. “The fact that dose dumping does not occur with Egalet-002 in the presence of alcohol provides further evidence of the robustness of Egalet’s Guardian™ Technology and further differentiates it from some other opioids which have a black box warning in their label regarding alcohol dose dumping.”

The study examined Cmax, the maximum concentration of a drug, Tmax, the time to maximum plasma concentration, and AUC, the area under the concentration curve, in the Egalet-002 plus 4%, 20% and 40% alcohol arms compared to the Egalet-002 plus water arm. There was no evidence of alcohol dose dumping based on the mean ratios of Cmax and AUC derived from the Egalet-002 plus water arm compared to the Egalet-002 plus alcohol arms. There was also no difference in the median Tmax values between any of the treatment arms.

Guardian™ Technology

Egalet’s Guardian Technology was developed to deliver commonly abused prescription medications in an abuse-deterrent form. The unique plastic injection molding manufacturing process results in abuse-deterrent features designed to resist the most common methods, as well as more rigorous methods, of abuse for morphine and oxycodone—injection and snorting, respectively. The Guardian Technology can be applied broadly across different classes of pharmaceutical products. Egalet’s two lead abuse-deterrent product candidates, Egalet-001 and Egalet-002, are oral formulations of morphine and oxycodone, respectively, developed with the Guardian Technology to make particle size reduction difficult and resist dissolution. They are in

(1)         http://pubs.niaaa.nih.gov/publications/PainFactsheet/Pain_Alcohol.pdf.

late-stage clinical development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate.

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative pain treatments. The Company has two approved products: OXAYDO™ (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. In addition, using Egalet’s proprietary Guardian™ Technology, the Company is developing a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The lead programs, Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, and Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, are in late-stage clinical development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet’s Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. Full additional information on Egalet, please visit www.egalet.com.

Please see full prescribing information for OXAYDO at www.oxaydo.com and full prescribing information for SPRIX at www.sprix.com.

Safe Harbor

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of our clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; our ability to obtain regulatory approval of our product candidates; ability to have third parties manufacture our products; competitive factors; our ability to find and hire qualified sales professionals; general market conditions; and other risk factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:

E. Blair Clark-Schoeb
Senior Vice President, Communications
Email: bcs@egalet.com
Tel: 917-432-9275